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                                                                    EXHIBIT 23.5

                         DONALDSON, LUFKIN & JENRETTE
              Donaldson, Lufkin & Jenrette Securities Corporation
           277 Park Avenue, New York, New York  10172 (212) 892-3000



                                                 July 21, 1997


Board of Directors
USA Waste Services, Inc.
1001 Fannin, Suite 4000
Houston, Texas  77002

Re: Registration Statement of USA Waste Services, Inc. ("USA Waste") relating to the Common Stock, par value $0.01 per share, of USA Waste (the "Shares") being registered in connection with the proposed Merger among USA Waste, Riviera Acquisition Corp., a direct wholly-owned subsidiary of the Company ("Acquisition"), and United Waste Systems, Inc. ("United")

Ladies and Gentlemen:

     Reference is made to our opinion letter dated April 13, 1997 with respect to the fairness to USA Waste of the exchange ratio of 1.075 Shares to be exchanged for each outstanding share of Common Stock, par value $0.001 per share, of United pursuant to the Agreement and Plan of Merger dated as of April 13, 1997 by and among USA Waste, Acquisition and United.

     The foregoing opinion letter is provided for the information and assistance of the Board of Directors of USA Waste in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that USA Waste has determined to include our opinion in the above-referenced Registration Statement.

     In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--Opinions of Financial Advisor," "The Merger and Related Transaction--Background of the Merger," "--USA Waste's Reasons for the Merger," "--Recommendations of the Board of Directors of USA Waste" and "-- Opinion of Financial Advisor to USA Waste" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                 Very truly yours,

                                                 DONALDSON, LUFKIN & JENRETTE
                                                 SECURITIES CORPORATION

                                                      /s/ MARK A. PYTOSH
                                                 By: ___________________________
                                                     Mark A. Pytosh
                                                     Senior Vice President